For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CSO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES PROSPECTIVE CHANGE IN SEGMENT REPORTING,
EXECUTIVE LEADERSHIP APPOINTMENTS, AND ENHANCED FOCUS ON SUSTAINABILITY

SEGUIN, Texas, July 19, 2021 -- Alamo Group Inc. (NYSE: ALG) today announced the following segment reporting change and executive leadership appointments:

•Realignment of the Agricultural Division and Industrial Division into the Vegetation Management Division and Industrial Equipment Division, to take effect at the beginning of the Fourth Quarter of 2021

•Appointment of Rick Raborn as the Executive Vice-President of the Vegetation Management Division

•Appointment of Michael Haberman as the Executive Vice-President of the Industrial Equipment Division

•Dan Malone will transition from his position as the Company’s Executive Vice-President and Chief Financial Officer into the newly created Executive Vice-President and Chief Sustainability Officer role

•Appointment of Richard Wehrle as Executive Vice-President and Chief Financial Officer

Beginning with the fourth quarter of 2021, Alamo Group will report business results in two new segments, namely, the Vegetation Management Division and the Industrial Equipment Division. The Vegetation Management Division will include all of the operations of the former Agricultural Division plus the mowing and forestry/tree care operations that were previously part of the former Industrial Division, including the recently acquired Morbark and Dutch Power business units. The Industrial Equipment Division will include the Company’s vocational truck business and other industrial operations such as excavators, vacuum trucks, street sweepers, and snow removal equipment. This realignment of our two divisions provides greater potential to capture synergies in cross-branding, distribution, product development, supply chain management and logistics. They are also more balanced in scale and scope giving the company two strong platforms for ongoing development through a mix of organic growth and acquisitions.

The Vegetation Management Division will be led by Rick Raborn who is currently serving as Executive Vice-President of the Company’s Agricultural Division. The Industrial Equipment Division will be led by Michael Haberman, who is currently leading the Company’s excavator and vacuum truck business units and who served as the President of the Company’s Gradall business from 2006 to 2020.

Jeff Leonard, Alamo Group’s President and Chief Executive Officer said, “Rick Raborn has done an outstanding job managing the Company’s Agricultural Division over the last six years. I believe his sense of urgency as well as his focus on growth and continuous improvement will translate into success as he assumes responsibility for a significantly larger division with Alamo Group. Mike Haberman has been a highly valued leader within Alamo Group since 2006, when Alamo Group initially acquired the Gradall business. His leadership qualities and many years of experience and success within our industrial segment make him ideally suited to lead the new Industrial Equipment Division. I am very confident that Mike will continue to lead successfully in his new role.”

In addition to the above segment related changes, Alamo Group has appointed Dan Malone to serve as the Company’s first Chief Sustainability Officer in an effort to enhance the Company’s focus on environmental and social governance and related sustainability efforts. Mr. Malone will transition from his current position as the Company’s Executive Vice-President and Chief Financial Officer to take on his new role as Chief Sustainability Officer, but will continue to have several other important additional responsibilities, including investor relations and supply chain management. Richard Wehrle will assume the role of Executive Vice-President and Chief Financial Officer. Mr. Wehrle has been with Alamo Group since 1988 serving in roles of increasing responsibility, and most recently as the Company’s Vice-President, Controller and Treasurer.

Mr. Leonard commented on the above changes as follows, “it is time for Alamo Group to add a senior executive level role in sustainability and we are fortunate that we have someone as talented and passionate on this subject as Dan Malone. We have made some good progress over the last few years in making Alamo Group a more sustainable company but we have many more opportunities to pursue and some hard work ahead of us. With my support, and the support of our Board of Directors, Dan will lead these important efforts and push our Company to improve in this area considerably, which I believe will position us for long term success. I am also very confident in having Mr. Wehrle assume the role of Chief Financial Officer. He has proven himself over many years as a valuable leader with very strong financial acumen and a tremendous passion for the Company. I look forward to working more closely with Richard as we continue to build on Alamo Group’s past success.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,075 employees and operates 27 plants in North America, Europe, Australia and Brazil as of March 31, 2021. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including ongoing and new supply chain disruptions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, negative impacts stemming from changes in executive leadership positions, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.